Exhibit 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement (No. 333-30528) on Form S-8 of Sigma-Aldrich Corporation of our report dated May 30, 2003, relating to the statements of net assets available for plan benefits of the Sigma-Aldrich Corporation 401(k) Retirement Savings Plan as of December 31, 2002, and the related statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 2002 annual report on Form 11-K of the Sigma-Aldrich Corporation 401(k) Retirement Savings Plan .

/s/ KPMG LLP

KPMG LLP

St. Louis, Missouri,

June	30, 2003

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